Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 7, 2017
Registration Statement Nos. 333-205778 and 333-205778-05

$1,008,415,00 (offered) Toyota Auto Receivables(TAOT) 2017-A

Jt-Leads	:	BofAML(struc), RBC, SMBC
Co-Mgrs	:	Commerz, CA, UniCredit

	Note	Offered
Class	Amt (mm)	Amt (mm)	WAL	MDY/S&P	Win	L.Final	Bnch	Sprd	YLD	CPN	$PRICE
A-2A	$397.00	$377.150	1.00	Aaa/AAA	7-18	9/16/19	EDSF	+5	1.434	1.42	99.99035
A-2B	$80.00	$76.000	1.00	Aaa/AAA	7-18	9/16/19	1ML	+7			100.00000
A-3	$428.00	$406.600	2.10	Aaa/AAA	18-34	2/16/21	ISWP	+7	1.742	1.73	99.98823
A-4	$156.49	$148.665	3.26	Aaa/AAA	34-43	9/15/22	ISWP	+21	2.116	2.10	99.97879

No grow trade

BILL & DELIVER	:	BofAML	BBG TICKER	:	TAOT 17-A
REGISTRATION	:	SEC REGISTERED	EXPECTED RATINGS	:	Moody's/S&P
EXPECTED SETTLE	:	3/15/17	FIRST PAY DATE	:	4/17/17
ERISA ELIGIBLE	:	YES	PXG SPEED	:	1.30% ABS
DENOMS	:	$1k x $1k
Intexnet	:	BASTAOT_2017-A 3XUJ

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.  The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.